SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Neogen Corporation

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August 31, 2020

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Neogen Corporation on Thursday, October 8, 2020, at 10:00 a.m. Eastern Time. Due to the public health impact of the COVID-19 pandemic, the 2020 Annual Meeting of Shareholders will be a completely virtual meeting conducted via webcast. You will be able to participate in the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NEOG2020.

The Annual Meeting will feature a report on Neogen’s business activities, voting on the election of directors and other important proposals. On the following pages you will find the Notice of the 2020 Annual Meeting of Shareholders and the Proxy Statement.

It is important that your shares are represented at the Annual Meeting, regardless of how many shares you own. Whether or not you plan to attend the Annual Meeting virtually, please vote your shares as soon as possible using one of the multiple methods listed in the Notice or Proxy Statement. Sending a proxy card will not affect your right to vote in person if you attend the meeting virtually.

Sincerely,

John E. Adent

President & Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting virtually,

PLEASE VOTE YOUR SHARES PROMPTLY.

620 Lesher Place

Lansing, MI 48912

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS OF NEOGEN CORPORATION

You are cordially invited to attend the Annual Meeting of Shareholders of Neogen Corporation on Thursday, October 8, 2020, at 10:00 a.m. Eastern Time. Due to the public health impact of the COVID-19 pandemic, the 2020 Annual Meeting of Shareholders will be a completely virtual meeting conducted via webcast. You will be able to participate in the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NEOG2020.

When:	Thursday October 8, 2020 at 10:00 Eastern Time

Where:	Webcast at www.virtualshareholdermeeting.com/NEOG2020

Items of Business:	1. The election of three Class III directors, each to serve for a three-year term or until his or her successor has been duly elected and qualified;

2. To approve, by non-binding vote, the compensation of our named executive officers;

3. To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2021; and

4. To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who can vote:	Holders of Neogen common shares at the close of business on the record date of August 11, 2020 are entitled to notice of, and to vote at, the meeting.

How to Vote:	Your vote is important! Please vote your shares in one of the following ways:

1. Via the internet, by visiting www.proxyvote.com.

2. By telephone, by calling the number on your proxy card, voting instruction form or notice.

3. By mail, by marking, signing, dating and mailing your proxy card. No postage is required if mailed in the United States.

4. By voting electronically during the virtual Annual Meeting at www.virtualshareholdermeeting.com/NEOG2020.

Please vote your shares promptly, even if you plan to attend the Annual Meeting. Any shareholder attending the Annual Meeting may vote virtually, even if he or she previously returned a proxy.

Attending the Meeting:	Shareholders holding shares at the close of business on the record date may attend the virtual meeting. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/NEOG2020. To participate in the meeting, you must have the sixteen digit control number that is shown on your proxy card. You will not be able to attend the Annual Meeting in person.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. During the virtual meeting, we will present a report on the Company’s business and provide you an opportunity to virtually meet the directors and executive officers. A copy of our 2020 Annual Report is enclosed.

We appreciate your continued confidence in Neogen, and look forward to your participation in our virtual Annual Meeting.

Steven J. Quinlan

Secretary

August 31, 2020

Neogen Corporation

620 Lesher Place

Lansing, MI 48912

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

October 8, 2020

GENERAL INFORMATION

We are providing this notice and proxy statement to the shareholders of Neogen Corporation (“Neogen”, the “Company”, “we”, “us”, “our”) in connection with the solicitation of proxies by the Board of Directors of Neogen (the “Board”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) of Neogen Corporation to be held on Thursday, October 8, 2020 at 10:00 a.m., Eastern Time, and at any adjournment of the meeting. The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/NEOG2020.

Due to the COVID-19 pandemic, for the safety of all our shareholders, employees and community, our 2020 Annual Meeting is being held on a virtual-only basis with no physical location. Our goal for the Annual Meeting is to enable the broadest number of shareholders to participate in the meeting, while providing substantially the same access and exchange with the Board and management as an in-person meeting. We believe that we are observing best practices for virtual shareholder meetings, including providing a support line for technical assistance and addressing as many shareholder questions as time allows.

Our principal executive offices are located at 620 Lesher Place, Lansing, Michigan 48912. Our telephone number is 517-372-9200. These proxy materials were first furnished to shareholders on August 31, 2020.

There are three proposals scheduled to be voted on at the Annual Meeting:

•	Proposal to elect three Class III directors to the Board, each to serve for a three-year term or until his or her successor has been duly elected and qualified;

•	Proposal to approve, by non-binding vote, the compensation of our named executive officers; and

•	Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2021.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise by the filing of a written notice of revocation with our Secretary, by delivering to our Secretary a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting virtually.

Voting and Solicitation

All shares represented by a properly executed proxy will be voted unless the proxy is revoked. If a choice is specified, it will be voted in accordance with that specification. If no choice is specified, the proxy holders will vote the shares in accordance with the recommendations of the Board, which are set forth with the discussion of each matter later in this Proxy Statement. With respect to any matter not set forth on the proxy card that properly comes before the Annual Meeting, the proxy holders named in the proxy card will vote as the Board recommends or, if the Board makes no recommendation, at the Board’s discretion.

In summary, the Board recommends that you vote:

•	FOR the election of the nominees for directors to the Board;

•	FOR the proposal to approve, by non-binding vote, the compensation of our named executive officers; and

•	FOR ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2021.

All shareholders at the close of business on August 11, 2020, the record date for the meeting, are entitled to vote at the meeting. On August 11, 2020 there were 53,031,168 shares of the Company’s common stock outstanding. For each proposal, each shareholder is entitled to one vote for each share of the Company’s common stock owned at that time.

If you are a shareholder of record, you may vote your shares in one of the following ways:

1.	Via the internet, by visiting www.proxyvote.com.

2.	By telephone, by calling the number on your proxy card, voting instruction form, or notice.

3.	By mail, by marking, signing, dating and mailing your proxy card. No postage is required if mailed in the United States.

4.	By voting electronically during the Virtual Annual Meeting at www.virtualshareholdermeeting.com/NEOG2020.

To participate in the Annual Meeting, you will need to provide the 16-digit control number included on your proxy card. If you do wish to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/NEOG2020 at least 15 minutes prior to the start of the Annual Meeting to provide time to register, download the required software, if necessary, and test your Internet connectivity. The webcast replay will be available at www.virtualshareholdermeeting.com/NEOG2020 until the 2021 Annual Meeting of Shareholders. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.

We are committed to ensuring that our shareholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. Each year at the Annual Meeting, we hold a question-and-answer session following the formal business portion of the meeting, during which shareholders may submit questions to us. We anticipate having such a question-and-answer session at the 2020 Annual Meeting. You can submit a question beginning 15 minutes prior to the start of the Annual Meeting and up until the time we indicate that the question-and-answer session is concluded. However, we encourage you to submit your questions before or during the formal business portion of the meeting and our prepared statements, in advance of the question-and-answer session, in order to ensure that there is adequate time to address questions in an orderly manner.

In order to submit a question at the Annual Meeting, you will need your 16-digit control number that is printed on the proxy card that you received in the mail. Once you have logged into the webcast at www.virtualshareholdermeeting.com/NEOG2020, type your question in the “ask a question” box and click “submit”. You may log in 15 minutes before the start of the Annual Meeting and submit questions online. We encourage you to submit any question that is relevant to the business of the meeting. Questions will be read and addressed during the Annual Meeting, as time permits.

We have provided a toll-free technical support “help line” that can be accessed by any shareholder who is having challenges logging into or participating in the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the virtual Annual Meeting login page.

The vote required, including the effect of broker non-votes and abstentions for each of the matters presented for shareholder vote, is set forth below.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from the shareholder and the broker does not have discretionary voting power for the particular item upon which the vote is taken. Under applicable law and the New York Stock Exchange (the “NYSE”) rules and regulations, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of the Company’s independent auditors. We believe the other proposals may not be considered routine matters under applicable NYSE rules.

It is important that you instruct your broker how to vote shares held by you in street name using the voting instruction form provided by your broker. Your broker should vote your shares as you direct if you provide timely instructions on how to vote by following the instructions provided to you by your broker.

A majority of the outstanding shares entitled to vote, in attendance virtually or by proxy, shall constitute a quorum at the Annual Meeting. A plurality of the votes cast is required to elect directors to the Board. This means that the nominees who receive the most votes will be elected to the open Board positions. In counting votes on the election of the Board, abstentions, broker non-votes and other shares not voted will be counted as not cast.

The proposals to approve the compensation of our named executive officers and to ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for the 2021 fiscal year will be approved if a majority of the vote cast at the meeting are voted in favor of such proposal. Abstentions, broker non-votes and other shares not voted will be counted as not cast.

As to the election of directors to the Board, the three Class III nominees who receive the greatest number of votes will be elected to a three-year term. In accordance with the Company’s Governance guidelines, in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for the Board who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation to the Board for consideration in accordance with the procedures described below, following certification of the shareholder vote. The Governance Committee of the Board (the “Governance Committee”) shall promptly consider the resignation offer and recommend to the Board action with respect to the tendered resignation, which may include accepting the resignation, rejecting the resignation but addressing the underlying cause of the “withheld” votes, determining not to re-nominate the director in the future, or any other action the Governance Committee deems to be appropriate and in the best interests of the Company.

In considering what action to recommend with respect to the tendered resignation, the Governance Committee will take into account all factors deemed relevant by members of the Governance Committee including, without limitation, any stated reasons why shareholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the Board, the director’s contributions to the Company, the mix of skills and backgrounds on the Board, whether accepting the tendered resignation would cause the Company to fail to meet any applicable requirements of the Securities and Exchange Commission (the “SEC”) or NASDAQ Global Select Market (“NASDAQ”), and the Company’s Governance Guidelines. The Board will act on the Governance Committee’s recommendation no later than 90 days following certification of the shareholder vote. In considering the Governance Committee’s recommendation, the Board will consider the factors and possible actions considered by the Governance Committee and such additional information, factors and possible actions as the Board believes to be relevant or appropriate. To the extent that one or more directors’ resignations are accepted by the Board, the Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

PROPOSALS FOR SHAREHOLDER ACTION

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Company shall have at least five and no more than nine directors, with the exact number to be determined by the Board. The Board is currently comprised of eight directors, and the size of the Board will increase to nine following the Annual Meeting. The directors are classified into three classes to serve for the terms set forth next to their names or until their successors have been duly qualified and elected.

Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the nominees named below. James L. Herbert, who has been a director of the Company since 1982, has announced that he will not stand for re-election to the Board. Of the three nominees for director, G. Bruce Papesh is currently a director of the Company. Ralph A. Rodriguez and Catherine E. Woteki, Ph.D. have each been nominated by the Governance Committee for Board positions for the first time; their biographies, along with those of the current directors, follow. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board. The Board has no reason to believe that the nominees named will be unable to serve if elected. Any vacancy occurring on the Board for any reason may be filled by majority vote of the directors then in office for the full term of the class in which the vacancy occurs.

Nominees	Expiration of Proposed Term
Class III:
G. Bruce Papesh	2023
Ralph A. Rodriguez	2023
Catherine E. Woteki, Ph.D.	2023

Directors continuing in office	Expiration of Term
Class I:
James C. Borel	2021
Ronald D. Green, Ph.D.	2021
Darci L. Vetter	2021

Class II:
John E. Adent	2022
William T. Boehm, Ph.D.	2022
James P. Tobin	2022

Name of Director	Age	Position	Director Since
John E. Adent	52	Chief Executive Officer & Director	2019
William T. Boehm, Ph.D. (3*)	73	Director	2011
James C. Borel (2*) (3) (4)	64	Chairman of the Board	2016
Ronald D. Green, Ph.D. (1*) (4)	59	Director	2014
G. Bruce Papesh (4*)	73	Director	1993
Ralph A. Rodriguez	52	Nominee	—
James P. Tobin (1) (3) (4)	64	Director	2016
Darci L. Vetter (1) (4)	46	Director	2017
Catherine E. Woteki, Ph.D.	72	Nominee	—

(1)	Member, Compensation Committee
(2)	Member, Stock Option Committee
(3)	Member, Audit Committee
(4)	Member, Governance Committee

* Denotes Chairperson of Committee

The following is a brief summary of the business experience for at least the past five years of each of the nominees and for the current members of the Board who will remain in office.

Nominees for the Board of Directors:

G. Bruce Papesh was first elected to the Board in October 1993 and was the Company’s Secretary from October 1994 to October 1999. From 1987 to 2020, Mr. Papesh served as President of Dart, Papesh & Company, Inc., which until 2019 was a SIPC and FINRA member and an investment consulting and financial services firm. Mr. Papesh also served until October 1, 2001 on the board of directors of Immucor, Inc., an immunodiagnostics company that manufactures and markets products for the human clinical blood bank industry. Mr. Papesh has experience in the investment securities industry and in financial analysis which contributes greatly to the Board.

Ralph A. Rodriguez is an executive-in-residence at Summit Partners, a global private equity firm based in Boston, Massachusetts. Mr. Rodriguez works with Summit’s technology team to identify new investment opportunities within growth-stage technology companies. Prior to joining Summit in October 2019, he was a research scientist at Facebook from March 2018 to September 2019, where he led Applied Identity and Intelligence. From 2015-2018, he was the co-founder and CTO of Confirm.io, an ID authentication company, which Facebook acquired in March 2018. Prior to Confirm.io, Mr. Rodriguez founded: Blue Hill Research, a global IT market research firm; cybersecurity companies Delfigo Security and Invenio; and NTA, a patent, copyright and trademark licensing and research firm. He also served as a public company CTO/CIO at Brooks Automation, C-bridge Internet Solutions and Excelon Corporation. As the longest-serving ASP Fellow at the Massachusetts Institute of Technology, he pioneered research on artificial intelligence, cloud, mobile, neural science and security technologies at the MIT Media Lab and Harvard-MIT Health Sciences and Technology departments. He currently serves on the Boards of Corvium and Strategic Cyber Ventures. Previously, he served as a director at the Academy of Applied Science, Veramark Technologies and the Technology Expense Management Industry Association. Mr. Rodriguez is a U.S. Army intelligence veteran of the Persian Gulf War in 1990, a life member of the Veterans of Foreign Wars, as well as a holder of 20 U.S. patents and international patent applications. His extensive technological knowledge and experience will bring significant value to the Board.

Dr. Catherine E. Woteki, Ph.D. holds positions as Professor of Food Science and Human Nutrition at Iowa State University since July 2017 and Visiting Distinguished Institute Professor in the Biocomplexity Institute of the University of Virginia since April 2019. She served as Chief Scientist and Under Secretary for USDA’s Research, Education, and Economics (REE) mission area from 2010 to 2016. Prior to joining the USDA, Dr. Woteki served as Global Director of Scientific and Regulatory Affairs for Mars, Incorporated, where she managed the company’s regulatory policy on matters of health, nutrition, and food safety. From 2002 to 2005, she was Dean of Agriculture and also head of the Agricultural Experiment Station at Iowa State University. Dr. Woteki served as the first Under Secretary for Food Safety at the USDA from 1997 to 2001, where she oversaw the safety of meat, poultry and egg products. Dr. Woteki is a member of the National Academy of Medicine and a fellow of the American Association for the Advancement of Science and the American Society for Nutrition. Dr. Woteki will bring experience in regulatory science and science policy to the Board.

The Board of Directors recommends a vote “FOR” the above nominees.

Other current members of the Board who will remain in office:

John E. Adent joined the Company as Chief Executive Officer on July 17, 2017, and was also named President on September 22, 2017. Prior to joining the Company, Mr. Adent served as the Chief Executive Officer of Animal Health International, Inc., formerly known as Lextron, Inc., from 2004 to 2015, also serving as its President and CEO during that time. Animal Health International was sold to Patterson Companies, Inc. in 2015, and Mr. Adent served as the Chief Executive Officer of the $3.3 billion Animal Health Division of Patterson Animal Health from that period until his resignation on July 1, 2017. Mr. Adent began his career with management responsibilities for Ralston Purina Company, developing animal feed manufacturing and sales operations in China and the Philippines. When Ralston Purina spun off that business to Agribrands, he continued his management role in the European division in Spain and Hungary, serving as managing director of the Hungarian operations. Mr. Adent left Ralston Purina in 2004. His leadership, strategic thinking, and significant management experience in world markets provide value and insight to the Board.

Dr. William T. Boehm, Ph.D. is a retired Senior Vice President of The Kroger Co. and former Senior Economist for the President’s Council of Economic Advisors under Presidents Carter and Reagan. Dr. Boehm joined The Kroger Co. in 1981 as Director of Economic Research and held positions of increasing responsibility with that company until his retirement in 2008. During the 1990’s, he held senior executive positions in both Procurement and Logistics and was made Senior Vice President and a Corporate Officer. In 2004, Dr. Boehm was promoted to President of the Kroger Manufacturing Division where he had responsibility for 35 food manufacturing plants and approximately 6,000 associates. He served on the board of Greatwide Logistics from 2009 to 2015 and currently serves on the boards of FLM Harvest, a food industry strategic planning, issues management and advertising firm, and GLK Foods, a producer, processor and marketer of specialty food products including sauerkraut. He remains active in professional associations and academia. Dr. Boehm’s wealth of experience in agriculture and virtually all aspects of the food service industry make him well qualified to serve on the Board.

James C. (Jim) Borel retired in 2016 from DuPont, where he was Executive Vice President since 2009 and a member of the company’s Office of the Chief Executive, with responsibility for the agriculture and food ingredients businesses of DuPont as well as the corporate functions of Sustainability and Government Affairs. Mr. Borel has over 40 years of experience in the agriculture and food industries, with extensive international experience including three assignments abroad and responsibilities extending beyond the U.S. for over 25 years. Mr. Borel is a member of the board of directors of Farmers Edge, Aerofarms, Inc., JUST, Inc. and the Renewable Energy Group. He is also a member of the board of advisors for Sajjan India, Ltd. and the boards of trustees for the University of Delaware and the Alpha Gamma Rho Educational Foundation. Mr. Borel is a National Association of Corporate Directors Board Leadership Fellow, demonstrating his commitment to the highest standards of boardroom excellence. His knowledge of the agricultural and food industries, and his international experience bring significant value to the Board.

Dr. Ronald D. Green, Ph.D. was appointed Chancellor of the University of Nebraska-Lincoln in April 2016. Prior to that appointment, he was the Harlan Vice Chancellor of the Institute of Agriculture and Natural Resources and Vice President for Agriculture and Natural Resources of the University of Nebraska system since 2010. Dr. Green served as senior global director of technical services at Pfizer Animal Health’s animal genomics business from 2008 to 2010. He was on faculty at Texas Tech University and Colorado State University, and was the national program leader for animal production research for the USDA’s Agricultural Research Service and executive secretary of the White House’s interagency working group on animal genomics within the National Science and Technology Council. In that role, he was a leader in the international bovine, porcine and ovine genome sequencing projects. Dr. Green is a past president of the American Society of Animal Science (“ASAS”) and the National Block and Bridle Club, and has served in a number of leadership positions for the U.S. Beef Improvement Federation, National Cattlemen’s Beef Association, National Pork Board, Federated Animal Science Societies, and the National Research Council. Dr. Green was named a fellow of ASAS in 2014. Dr. Green’s experience in genomics and animal production research brings great value and insight to the Board.

James P. Tobin spent more than 31 years with Monsanto, beginning his career in 1983 and holding leadership roles across the company, including positions in sales management, marketing, new product development, seed integration and industry affairs. His last leadership role, prior to retirement in 2014, was Vice President, Industry Affairs. Mr. Tobin has worked to advance agriculture through leadership roles in key organizations, including serving as Chairman of the American Seed Trade Association from 2005 to 2006. He has also supported youth in agriculture, focusing on leadership development through his work with the Missouri and National 4-H Foundations. Mr. Tobin is a Governor for the Iowa State University Foundation, a past board member of the U.S. Grain Council, a past board member and chairman of the FarmHouse Fraternity Foundation and a member of the Farm Foundation Roundtable. He currently serves as a managing director of The Yield Lab II, a St Louis based fund investing in agricultural startups. His knowledge of the agricultural industry and his business acumen bring significant value to the Board.

Darci L. Vetter is General Manager and Vice Chair for Food, Agriculture and Trade at Edelman, a global communications firm. She previously served as an international trade consultant and Diplomat in Residence at the University of Nebraska-Lincoln. In July 2014, she was appointed as the Chief Agricultural Negotiator for the U.S. Trade Representative; she held the position until January 2017. From 2010 to 2014, she served as Deputy Under Secretary of Agriculture for Farm and Foreign Agricultural Services and, from 2007 to 2010, she was an International Trade Advisor on the U.S. Senate Committee on Finance. Prior to working in the Senate, Ms. Vetter held numerous roles at the Office of the United States Trade Representative, including Director for Agricultural Affairs from 2005 to 2007. Her experience in international trade and agriculture brings significant value to the Board.

PROPOSAL 2: TO APPROVE, BY NON-BINDING VOTE, THE COMPENSATION OF EXECUTIVES

The “Compensation Discussion and Analysis” section of this Proxy Statement describes, among other things, the Company’s executive compensation policies and practices. Securities laws require that shareholders be given the opportunity to express their approval of the compensation of Company executives, as disclosed in this Proxy Statement, and therefore, we are providing this advisory proposal as required by Section 14A of the Exchange Act. Under the legislation that requires this vote, the shareholder vote is neither binding on the Board nor the Company and may not be construed as overruling any decision made by the Board or the Company or as creating or implying any change in the fiduciary duties owed by the Board. However, the Board values the views of shareholders and intends to take the outcome of this annual shareholder advisory vote into consideration when making future executive compensation decisions.

Therefore, at the Annual Meeting, shareholders will be given the opportunity to vote, on a non-binding advisory basis, to approve the compensation of the named executive officers as disclosed in this Proxy Statement under “Compensation Discussion and Analysis” and the “Summary Compensation Table.” This proposal is commonly known as a “say-on-pay” proposal and gives shareholders the opportunity to endorse or not endorse the executive pay program. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation of the named executive officers and the policies and practices described in this Proxy Statement. Shareholders are encouraged to read the full details of the Company’s executive compensation program, including the primary objectives in setting executive pay, under “Compensation Objectives,” as described in this Proxy Statement.

In a non-binding advisory vote on the frequency of the say-on-pay proposal held at our 2017 Annual Meeting, shareholders voted in favor of holding say-on-pay votes annually. In light of this result and other factors considered by the Board, the Board determined that the Company would hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency, to be held no later than 2023.

The Company evaluates the compensation of its executives at least once each year to assess whether compensation policies and programs are achieving their primary objectives. Based on its most recent evaluation, the Board believes the Company’s executive compensation programs achieve these objectives, including aligning the interests of management with those of shareholders, and are therefore worthy of shareholder support. In determining how to vote on this proposal, shareholders should consider the following:

•

Independent Compensation Committee. Six of our eight current directors are deemed independent pursuant to applicable NASDAQ standards. Three of these independent directors serve on the Compensation Committee. Meetings of the Compensation Committee include executive sessions in which management is not present.

•	Performance-Based Incentives. Total compensation for executives is structured so that a significant portion of the total earning potential is derived from performance-based incentives.
•

Stock Options. A majority percentage of executives’ total compensation is paid in the form of stock options that vest over a five-year period. These stock awards help align the executives’ interests with longer term shareholder returns and also serve to help retain the executives.

•	No Severance Payments. If employment is terminated without cause, executives are not contractually entitled to “golden parachute” or other executive severance payments upon termination.

For these reasons, the Board recommends that you vote “FOR” the adoption of the following resolution:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s Proxy Statement for its 2020 Annual Meeting of Shareholders.”

Vote Required

The proposal to approve the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes cast on the proposal.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Audit Committee (“Audit Committee”) has appointed BDO USA, LLP (“BDO”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2021. While not required, the Company is submitting the appointment to the shareholders for their ratification as a matter of good corporate practice. The affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal is required for ratification. The Board recommends that shareholders vote “FOR” ratification of the appointment of BDO as the Company’s independent registered public accounting firm for fiscal 2021. If the appointment is not ratified, it will be considered as a recommendation that the Audit Committee consider the appointment of a different firm to serve as independent registered public accounting firm for the 2021 fiscal year. Even if the appointment is ratified, the Audit Committee may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

Relationship with BDO

BDO has acted as the Company’s independent registered public accounting firm for seven years. BDO has advised that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as auditors. Representatives of BDO are expected to be available during the Annual Meeting, with the opportunity to make a statement, and will also be available to respond to appropriate questions.

The fees billed by BDO with respect to the fiscal years ended May 31, 2020 and 2019 are as follows:

	2020	2019
Audit Fees	484,140	480,537
Audit-Related Fees	—	—
Tax Fees (1)	152,475	127,690
All Other Fees	—	—

	636,615	608,227

(1)	Includes tax compliance work and miscellaneous consulting.

Audit Fees include amounts billed for the annual audit of the Company’s Consolidated Financial Statements, the audit of internal control over financial reporting, the review of the Consolidated Financial Statements included in the Forms 10-Q, a foreign statutory audit, and consultations concerning accounting matters associated with the annual audit. Audit-Related Fees include amounts billed for general accounting consultations and services that are reasonably related to the annual audit. In connection with its review and evaluation of non-audit services, the Audit Committee is required to and does consider and conclude that the provision of non-audit services is compatible with maintaining the independence of BDO.

Under its charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by BDO. In the event management wishes to engage BDO to perform non-audit services, a summary of the proposed engagement is prepared detailing the nature of the engagement, the reasons why BDO is the preferred provider of the services and the estimated duration and cost of the engagement. The Audit Committee reviews and evaluates recurring non-audit services and proposed fees as the need arises at their regularly scheduled committee meetings. At subsequent meetings, the Audit Committee receives updates regarding the services actually provided and management may present additional services for approval. The Audit Committee has delegated to the Chairman or, in his absence, any other member of the Audit Committee, the authority to evaluate and approve projects and related fees of up to $10,000, if circumstances require approval between meetings of the Audit Committee. Any such approval is reported to the full Audit Committee at its next meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

Principal Shareholders

The following table sets forth certain information, as of August 11, 2020, with respect to beneficial ownership of common stock by the only persons known by the Company to be the beneficial owner of more than 5% of the Company’s common stock. On August 11, 2020, there were 53,031,168 shares of the company’s stock outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class (%)
Black Rock, Inc. (1)	7,930,105	14.87%
55 East 52nd Street
New York, NY 10055

Brown Capital Management, LLC (2)	6,748,791	12.65%
1201 North Calvert Street
Baltimore, MD 21202

The Vanguard Group, Inc. (3)	5,535,524	10.38%
100 Vanguard Boulevard
Malvern, PA 19355

Wasatch Advisors, Inc. (4)	2,773,807	5.20%
505 Wakara Way
Salt Lake City, UT 84108

1)

Based on Schedule 13G/A filed with the SEC on February 4, 2020. This report includes holdings of various subsidiaries of the holding company, and includes ownership of more than 5% of our common stock by Black Rock Fund Advisors and iShares Core S&P Small-Cap ETF. Black Rock, Inc. has sole power to vote 7,828,347 shares and sole power to dispose of 7,930,105 shares.

2)

Based on Schedule 13G/A filed with the SEC on February 14, 2020. This report includes 6,748,791 shares beneficially owned by Brown Capital Management, LLC (“Brown Capital”) and 3,547,514 shares beneficially owned by The Brown Capital Management Small Company Fund (the “Fund”), a registered investment company, which is managed by Brown Capital. Brown Capital has sole power to vote 4,210,185 shares and sole power to dispose of 6,748,791 shares, and the Fund has sole power to vote and dispose of 3,547,514 shares.

3)

Based on Schedule 13G/A filed with the SEC on February 12, 2020. This report includes holdings of various subsidiaries of the holding company. The Vanguard Group, Inc. has sole power to vote 108,762 shares, shared power to vote 7,922 shares, sole power to dispose of 5,426,056 shares and shared power to dispose of 109,468 shares.

4)	Based on Schedule 13G/A filed with the SEC on February 10, 2020. Wasatch Advisors, Inc. has sole power to vote and dispose of 2,773,807 shares.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information about the ownership of the Company’s common stock as of August 11, 2020 held by the current directors, each nominee for director, the executive officers named in the Summary Compensation Table under “Executive Compensation” and all executive officers and directors as a group. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed below.

Name	Number of Shares Owned (1)		Right to Acquire (2)	Total	Percentage of Outstanding Shares
John E. Adent	16,070	(3)	38,000	54,070	*
William T. Boehm, Ph.D.	10,479		25,000	35,479	*
James C. Borel	2,000		13,667	15,667	*
Ronald D. Green, Ph.D.	1,680		15,890	17,570	*
James L. Herbert	41,951		50,666	92,617	*
G. Bruce Papesh	32,261		41,000	73,261	*
Ralph A. Rodriguez	—		—	—	*
James P. Tobin	5,500		13,667	19,167	*
Darci A. Vetter	—		9,667	9,667	*
Catherine E. Woteki, Ph.D.	—		—	—	*
Steven J. Quinlan	13,470	(4)	42,667	56,137	*
Terri A. Morrical	37,575	(5)	38,334	75,909	*
Jason W. Lilly, Ph.D.	10,409		14,667	25,076	*
Jerome L. Hagedorn	—		3,000	3,000	*
Executive officers and directors as a group (14 persons)	171,395		303,225	474,620	0.9%

*	Less than 1%
(1)	Excludes shares that may be acquired through stock option exercises.
(2)	Includes shares that may be acquired within 60 days of August 11, 2020 upon exercise of options pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.
(3)	Includes 1,517 shares held in the Neogen Corporation 401(k) Retirement Savings Plan.
(4)	Includes 11,889 shares held in the Neogen Corporation 401(k) Retirement Savings Plan.
(5)	Includes 37,575 shares held in the Neogen Corporation 401(k) Retirement Savings Plan.

INFORMATION ABOUT THE BOARD AND CORPORATE GOVERNANCE MATTERS

The Company is managed under the direction of its Board. The Board conducts its business through meetings of the Board and its committees. The Board held seven meetings, and there were a total of 16 committee meetings during fiscal 2020. Each director attended more than 75% of the total meetings of the Board and the committees on which he or she served in fiscal 2020. Directors of the Board are expected to attend the Annual Meeting of Shareholders unless they have a schedule conflict or other valid reason. All of the current Board members attended the 2019 Annual Meeting.

Independent Directors

A director is not considered independent unless the Board determines that he or she meets the NASDAQ independence rules and has no material relationship with the Company, either directly or indirectly, through any organization with which he or she is affiliated that has a relationship with the Company. Based on a review of the responses of the directors and nominees to questions about employment history, affiliations, family and other relationships, and on discussions with the directors and nominees, the Board has determined that each of the following currently serving directors and nominees is independent as defined in the NASDAQ independence rules: Dr. Boehm, Mr. Borel, Dr. Green, Mr. Papesh, Mr. Reed, Mr. Rodriguez, Mr. Tobin, Ms. Vetter and Dr. Woteki.

Board Committees

The Board has four committees. The current membership, number of meetings held during fiscal 2020 and the function performed by each of these committees are described below. None of the members of any of the committees is or ever has been an employee of the Company. The Board has determined that each committee member meets the independence standards for that committee within the meaning of applicable NASDAQ and SEC regulations.

Compensation Committee—Dr. Green (Chair), Mr. Tobin and Ms. Vetter are currently members of the Compensation Committee, which met one time during fiscal 2020. The purpose of the Compensation Committee is to assist the Board in discharging its overall responsibilities relating to executive compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers at the beginning of each year, evaluates current year performance in light of those goals and establishes compensation levels for the upcoming year, including salary and bonus targets. Company management provides recommendations to the Compensation Committee concerning compensation of officers. The Compensation Committee has a charter, which is available in the “Investor Relations” section on the Company’s website at www.neogen.com.

Stock Option Committee—Mr. Borel and Mr. Tobin are currently members of the Stock Option Committee, which met once during fiscal 2020. Mr. Reed was a member of the Stock Option Committee and participated in the meeting, which was held in October 2019, before his resignation from the Board in February 2020. The purpose of the Stock Option Committee is to assist the Board in discharging its overall responsibilities relating to the Company’s stock option plans, including the Neogen Corporation 2007 Stock Option Plan (the “2007 Plan”), which was amended in 2011, the 2015 Omnibus Incentive Plan (the “2015 Plan”), and the 2018 Omnibus Incentive Plan (the ”2018 Plan”). The Stock Option Committee evaluates option grants and any other equity awards under the terms of the 2018 Plan; no further awards can be made from either the 2007 Plan or the 2015 Plan. The Stock Option Committee determines the amount of grants, if any, to be made to the Chief Executive Officer. Management provides recommendations to the Stock Option Committee concerning stock options or any other equity awards for other officers and employees, subject to the approval of the Stock Option Committee.

Governance Committee—Mr. Papesh (Chair), Mr. Borel, Dr. Green, Mr. Tobin and Ms. Vetter serve on the Governance Committee, which met five times during fiscal 2020. The Governance Committee provides a leadership role in shaping the governance of the Company, providing oversight and direction with respect to the function and operation of the Board. The Governance Committee also provides oversight on management succession, human resources practices, risk management, and environmental, health and safety issues.

The Governance Committee recommends to the Board criteria for selecting new directors; the enumeration of skills that would be advantageous to add to the Board; the appropriate mix of inside and outside directors; ethnicity and gender of directors; and size of the Board. The Board considers factors such as whether or not a potential candidate: (1) possesses relevant expertise; (2) brings skills and experience complementary to those of the other members of the Board; (3) has sufficient time to devote to the affairs of the Company; (4) has demonstrated excellence in his or her field; (5) has the ability to exercise sound business judgment; (6) has the commitment to rigorously represent the long-term interests of the Company’s shareholders; (7) possesses a diverse background and experience, including with respect to race, age and gender; (8) possesses high ethical standards and integrity; and (9) such other factors as the Governance Committee may consider from time to time.

The Governance Committee identifies persons qualified to become directors and, as appropriate, recommends candidates to the Board for its approval. Board composition is reviewed periodically to ensure that the Board reflects the knowledge, experience and skills required for the Board to fulfill its duties. The Governance Committee’s charter requires that the Governance Committee take diversity (including specifically both ethnicity and gender) of directors into account in performing its functions. It identifies persons qualified to become directors and, as appropriate, recommends candidates to the Board for its approval. In assembling a pool of potential candidates from which to make recommendations to the Board, the Committee endeavors to include women and minority candidates. As required by NASDAQ, the SEC or such other applicable regulatory requirements, a majority of the Board is comprised of independent directors. At the direction of the Board of Directors, the Governance Committee manages the CEO selection process, and ultimately recommends one or more candidates for consideration by the Board. For further information, see the charter of the Governance Committee which is available in the “Investor Relations” section of the Company’s website at www.neogen.com.

The Governance Committee generally relies on multiple sources for identifying and evaluating Board nominees, including referrals from the Company’s current directors and management. The Governance Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary of the Company and are in accordance with the Company’s by-laws. The Committee will evaluate nominees recommended by shareholders against the same criteria.

In searching for candidates to fill Board vacancies, the Governance Committee is committed to identifying the most capable candidates who have experience in the areas of expertise needed at that time and meet the criteria for nomination. The Governance Committee has in the past entertained and encouraged the candidacy of qualified women and minorities and will continue to do so.

Audit Committee—Dr. Boehm (Chair), Mr. Borel and Mr. Tobin are currently members of the Audit Committee, which oversees the Company’s financial reporting process on behalf of the Board. Mr. Reed was a member of the Audit Committee until his resignation from the Board in February 2020. The Audit Committee meets with management and the Company’s independent registered public accounting firm throughout the year and reports the results of its activities to the Board of Directors. The Audit Committee met nine times during fiscal 2020. Further information regarding the role of the Audit Committee is contained in its charter which is available in the “Investor Relations” section of the Company’s website at www.neogen.com; also see “Audit Committee Report” in this Proxy Statement. The Board has determined that all current members of the Audit Committee are “audit committee financial experts” for purposes of applicable SEC rules.

Chairman/Executive Sessions of Non-Management Directors

Mr. Borel, as Chairman of the Board, coordinates the activities of the other independent directors; in that role, he chairs all executive sessions of the Board. Mr. Adent does not attend the executive sessions except upon request. At least one executive session of the Board is held annually.

Management’s Role in Determining Executive Compensation

The Compensation Committee makes all final decisions regarding officer compensation. Management’s involvement in determining executive compensation is limited to the Chief Executive Officer making recommendations on compensation for members of the management team.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of the Company at any time. No executive officer serves as a member of the compensation committee of any other company that has an executive officer serving as a member of the Company’s Board. None of the Company’s executive officers serves as a member of the Board of any other company that has an executive officer serving as a member of the Compensation Committee.

Board Role in Risk Management

The Board of Directors oversees the Company’s risk management. This oversight is administered primarily through the Board’s review and approval of the management business plan, including the projected opportunities and challenges facing the business; periodic review by the Board of business developments, strategic plans and implementation, liquidity and financial results; the Board’s oversight of succession planning, capital spending and financing; the Audit Committee’s oversight of the Company’s internal controls over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of internal controls and financial reporting (and related reports to the full Board); the Governance Committee’s leadership in the evaluation of the Board and committees and its oversight of identified risk areas of the Company; and the Compensation Committee’s review and approvals regarding executive officer compensation and its relationship to the Company’s business plan, as well as its review of compensation plans generally and the related risks.

Board Leadership

Mr. Herbert served as the Chairman of the Company’s Board until he resigned the chairmanship following the April 2020 Board meeting; at that time, Mr. Borel was appointed Chairman of the Board. Prior to his assuming the chairmanship, Mr. Borel had been designated the Lead Independent Director, with responsibility for coordinating the activities of the independent directors and chairing all executive sessions of the Board; as Chairman, he continues to chair all executive sessions. Mr. Adent serves as the Company’s President and Chief Executive Officer. The Board has concluded that this leadership structure is appropriate for the Company at this time.

Contacting the Board

Shareholders and other interested persons may communicate directly with the Board or any individual director on a confidential basis by mail to Board of Directors, Neogen Corporation, 620 Lesher Place, Lansing, Michigan 48912, Attention: Board Secretary. All such communications will be received directly by the Secretary of the Board and will not be screened or reviewed by any other Company employee.

Code of Conduct and Ethics

The Company has adopted a Code of Conduct applicable to all Company employees, officers and directors, including specifically the Chairman, Chief Executive Officer, Chief Financial Officer and Corporate Controller, in the performance of their duties and responsibilities. The Code of Conduct is posted on the Company’s website at www.neogen.com in the “Investor Relations” section and will be mailed or emailed to any shareholder upon request to the Secretary at 620 Lesher Place, Lansing, Michigan 48912.

Certain Relationships and Related Party Transactions

The Board, acting as a committee of the whole, approves or ratifies transactions involving directors, executive officers or principal shareholders, or members of their immediate families or entities controlled by any of them, or in which they have a substantial ownership interest, in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Board of any such transaction that is proposed to be entered into or continued and seeks Board approval. In the event any such transaction is proposed for which a decision is required prior to the next regularly scheduled meeting of the Board, it may be presented to the Audit Committee Chair for approval, in which event the decision will be reported to the full Board at its next meeting. Melissa Herbert, the daughter of former Chairman of the Board and current director James Herbert, was employed by the Company as Vice President, Support Services until May 31, 2020, and earned total compensation of $220,555 in fiscal 2020.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Named executive officers (“NEOs”) for SEC reporting purposes are:

Name	Title
John E. Adent	President & Chief Executive Officer
Steven J. Quinlan	Vice President, Chief Financial Officer and Secretary
Terri A. Morrical	Vice President, Animal Safety
Jason W. Lilly, Ph.D.	Vice President, International Business
Jerome L. Hagedorn.	Vice President, Food Safety Operations

Brief biographies of the NEOs, with the exception of Mr. Adent, follow. Mr. Adent’s biography is included in “Proposal 1-Election of Directors”.

Steven J. Quinlan, age 57, joined the Company in January 2011 as Vice President and Chief Financial Officer. He was named Secretary in October 2011. He is responsible for all internal and external financial reporting for the Company, and also manages the accounting, information technology, corporate communications, and investor relations functions. Mr. Quinlan came to the Company following 19 years at Detrex Corporation (1992-2010), the last eight years serving as Vice President-Finance, CFO and Treasurer. He was on the audit staff at the public accounting firm Price Waterhouse (now PWC) from 1985-1989.

Terri A. Morrical, age 55, joined the Company in September 1992 as part of the Company’s acquisition of WTT, Incorporated. She has directed most aspects of the Company’s animal safety operations since she joined the Company and currently serves as Vice President in charge of all the Company’s animal safety operations excluding genomics. From 1986 to 1991, Ms. Morrical was Controller for Freeze Point Cold Storage Systems and concurrently served in the same capacity for Powercore, Inc. In 1990, she joined WTT, Incorporated as Vice President and Chief Financial Officer and then became President, the position she held at the time the Company acquired the business.

Dr. Jason W. Lilly, age 46, joined Neogen in June 2005 as Market Development Manager for Food Safety. In June 2009, he moved to the Corporate Development group. He was named Vice President of Corporate Development in December 2011, responsible for the identification and acquisition of new business opportunities for the Company. In January 2019, Dr. Lilly was named Vice President, International Business, responsible for Neogen’s operations outside of the U.S. and Canada. Prior to joining Neogen, he served in various technical sales and marketing roles at Invitrogen Corporation.

Jerome L. Hagedorn, age 54, joined Neogen in April 2018 as Vice President, Food Safety Operations. In the role, Mr. Hagedorn is responsible for the manufacturing, supply chain, shipping and warehousing, facilities, production engineering and quality systems for Neogen’s Food Safety operations. Prior to joining Neogen, Mr. Hagedorn spent eight years as Vice President of Operations at Siemens Healthcare Diagnostics. At Siemens, he was responsible for multiple plant operations, including diagnostic instrument manufacturing and new product introduction. Prior to joining Siemens, Mr. Hagedorn held a variety of senior level positions over a 20 year career, including Director of Manufacturing at Bayer Healthcare in Indiana, Director of Lean Manufacturing at Invensys in Ohio, and Manager of Automated Manufacturing at Siemens Electronic Components in Mexico.

Compensation Objectives

The Company’s executive compensation programs are designed to be aligned with shareholder value creation and are structured to reward individual and organizational performance and be simple, concise and understandable. A significant percentage of each NEO’s compensation consists of variable pay.

The primary objectives of the compensation programs covering NEOs are to:

•	Attract, retain and motivate highly talented executives who will drive the success of the business;

•	Align incentives with the achievement of measurable corporate, business unit and individual performance objectives based on financial and non-financial measures, as appropriate;

•	Provide overall compensation that is considered equitable to the employee and the Company; and

•	Ensure reasonable, affordable and appropriate compensation program costs.

Compensation Elements

The primary compensation elements provided to NEOs are:

•	Base salary;

•	Discretionary annual bonus; and

•	Equity-based long-term incentive compensation delivered in the form of stock option grants.

Other compensation elements include health and welfare benefits plans, with the NEOs receiving similar benefits to those provided to all other eligible U.S.-based employees, such as medical, life insurance and disability coverage.

The Compensation Committee is provided materials by management regarding the various compensation elements of each NEO’s compensation package. The Compensation Committee makes decisions about each compensation element in the context of each NEO’s total compensation package. The compensation of senior level employees generally incorporates variable pay elements such as bonus and stock options, although no specific formula, schedule or tier is applied in establishing compensation “mix.” Each of the compensation elements and its purpose is further described below.

Consideration of Last Year’s Say-on-Pay Vote

At the 2019 Annual Meeting of shareholders, shareholders were provided with an opportunity to cast an advisory vote on the compensation of the Company’s executive officers. The say-on-pay vote yielded approximately 98% approval of those votes cast. Notwithstanding this favorable vote, we continue to seek input from our shareholders to understand their views with respect to our approach to executive compensation, and in particular in connection with the Compensation Committee’s efforts to tie compensation to performance.

Base Salary

Base salary is intended to compensate the executive for the basic market value of the position, time in the position and the relation of that position to other positions in the Company. Each NEO’s salary and performance is reviewed annually. Factors considered in determining the level of executive base pay include the role and responsibilities of the position, performance against expectations and an individual’s job experience or unique role responsibilities.

Actual earned salary for fiscal 2020 is shown in the “Salary” column of the Summary Compensation Table. Base salary rates and changes from 2019 to 2020, if applicable, are shown in the following table.

Name	2020 Salary Rate	2019 Salary Rate	Percent Change
John E. Adent	$450,000	$450,000	0.0%
Steven J. Quinlan	247,000	237,000	4.2%
Terri A. Morrical (1)	142,800	196,000	(27.1)%
Jason W. Lilly, Ph.D.	203,775	195,000	4.5%
Jerome L. Hagedorn.	260,000	250,000	4.0%

(1)

Ms. Morrical’s compensation was adjusted to $204,000 on June 1, 2019, an increase of 4.1%. She began a reduced work schedule on December 1, 2019 at her request, for personal reasons, and her base salary was adjusted to $142,800, effective on that date.

Discretionary Annual Bonus

Bonuses paid in fiscal 2021 related to fiscal 2020 performance are as follows:

Name	Target Value	Actual Payments	Percentage of Target
John E. Adent	$450,000	$315,000	70.0%
Steven J. Quinlan	75,000	40,000	53.3%
Terri A. Morrical	85,000	42,000	49.4%
Jason W. Lilly, Ph.D.	68,000	42,000	61.8%
Jerome L. Hagedorn.	75,000	50,000	66.7%

Target values for bonuses are set by the Compensation Committee and communicated to the officers at the time that the prior year actual payments are approved. Bonus payments are determined by the Compensation Committee based on the Company’s performance, achievements of the officers’ objectives and the Committee’s perception of the efforts expended during the fiscal year. The Compensation Committee took into account the recommendations of Mr. Adent with respect to bonuses for Mr. Quinlan, Ms. Morrical, Dr. Lilly and Mr. Hagedorn. Target and actual bonuses are based on individual objectives and the Company’s performance, within the discretion of the Compensation Committee. The Compensation Committee’s appraisal of the Company’s overall performance was influenced, in part, by the following:

•	Revenues increased 1.0% to $418.2 million; this amount was significantly short of budget;

•	Gross margins were 46.9%, an improvement compared to margins of 46.3% in fiscal 2019;

•	Operating income was $67.5 million, a slight decrease compared to $68.1 million in 2019;

•	Net income was $59.5 million, a decrease of 1.2% compared to fiscal 2019;

•	The Company generated $85.9 million cash from operations in fiscal 2020, compared to $63.8 million in fiscal 2019; and

•	Stockholders’ equity increased to $725.2 million at May 31, 2020, compared to $637.9 million at May 31, 2019.

Based upon the above listed factors, some of which were contained in Mr. Adent’s previously established annual objectives, the Compensation Committee determined that the Company’s fiscal 2020 performance had fallen below its targets. In arriving at Mr. Adent’s annual bonus, the Committee also took into consideration that the year was particularly challenging, that Mr. Adent had provided strong, effective and proactive leadership during the year, particularly as it related to the Company’s response to the COVID-19 pandemic in the second half of the fiscal year, and thus awarded Mr. Adent 70% of his targeted bonus opportunity. Mr. Quinlan’s bonus opportunity was tied to the achievement of revenue, operating and net income targets for the overall Company and other internal objectives, such as reductions in employee turnover rates, improvements in inventory turns, and the successful implementation of a number of initiatives supported by the information technology group, the most significant being the redesign of the Company’s e-commerce platform. The Company did not achieve a number of its targets, such as revenue, net income and inventory turns; however, the first phase of the e-commerce implementation was successful, launching substantially on time and on budget, and Mr. Quinlan was awarded 53.3% of his targeted bonus.

The bonus opportunity for Ms. Morrical was primarily based on the achievement of revenue, operating income and other metrics for the Animal Safety business units for which she had reporting responsibility, and, to a lesser extent, achievement of revenue and earnings metrics for the overall Company. Her Animal Safety operations did not meet their revenue targets for the year; however, she undertook a number of cost control and cost reduction actions, which mitigated the impact of the revenue shortfall. Profit as a percentage of revenues improved for the groups she was responsible for in fiscal 2020; she was awarded 49.4% of her bonus opportunity. Dr. Lilly, in his role as Vice President, International Business, had bonus opportunities tied to budgeted revenues, operating income and other metrics, such as the successful integration of acquisitions, each related to the Company’s international operations. Based on his performance relative to those targets, he was awarded 61.8% of his bonus opportunity. Mr. Hagedorn, as Vice President of Food Safety Operations, is responsible for production of all food safety diagnostic and culture media products in the U.S. His bonus opportunity is tied to achievement of budgeted labor and overhead expenses, on time order fulfillment, quality metrics, reduction of production scrap, and achievement of revenue and earnings targets for the overall Company. During the initial stages of the COVID-19 pandemic, he took on an additional leadership role as part of an internal team set up to ensure that all employees remained safe while continuing to manufacture quality products. This was considered as he was awarded 66.7% of his bonus opportunity in fiscal 2020.

Long-Term Incentive Compensation

The objectives of the long-term incentive portion of the compensation package are to:

•	Align the personal and financial interests of management and other employees with shareholder interests;

•	Balance short-term decision-making with a focus on improving shareholder value over the long-term;

•	Provide a means to attract, reward and retain a skilled management team; and

•	Provide the opportunity to increase ownership in the Company.

The primary long-term incentive mechanism at the Company has been stock option awards, the ultimate value of which is dependent on increases in the Company’s stock price. Stock options are granted to provide employees with a personal financial interest in the Company’s long-term success, promote retention of employees and enable the Company to compete for the services of new employees in a competitive market. The Company continues to believe that stock options are an appropriate means to accomplish long-term incentive objectives.

The stock option program is designed to deliver competitive long-term awards while incurring reasonable levels of expense and shareholder dilution relative to other long-term incentive programs. It is the Company’s view that stock options represent an appropriate use of corporate resources and are an effective method for the Company to achieve its long-term compensation element objectives.

The Company maintains three equity-based long-term incentive plans that have been previously approved by shareholders—the Neogen Corporation 2007 Stock Option Plan (the “2007 Plan”), which was amended in 2011, the 2015 Omnibus Incentive Plan (the “2015 Plan”), and the 2018 Omnibus Incentive Plan (the “2018 Plan”). Fiscal 2020 option grants were made under the 2018 Plan and future awards of equity or equity rights will also be granted under the 2018 Plan; no further awards can be made under the 2007 Plan or the 2015 Plan.

In general, stock options granted to employees are incentive options with five year lives that vest 20% per year beginning with the year following the year of grant. Certain incentive options are converted to non-qualified options when IRS limitations for incentive options are exceeded. The nonqualified options retain the same vesting and life provisions as incentive options. Directors are granted nonqualified stock options, with five year terms (ten year terms for grants prior to January 1, 2017) and vesting 33% per year for each of the three years following the year of grant. In all cases, grant prices are equal to the closing price on the day of the grant. The Company does not reprice options and does not “reload”—which means the recipient is only able to exercise the number of shares in the original stock option grant. The Company’s practice has been to make an annual award to the majority of recipients as well as occasional hire-on awards to select new hires.

Annual stock option grants are made at the discretion of the Stock Option Committee, with the exception of non-employee director awards which are granted annually on election or continuation of an existing term. Management makes recommendations to the Stock Option Committee as to the stock option award levels and terms. The determination with respect to the number of options to be granted to any particular participant is ultimately subjective in nature. While no specific performance measures are applied, factors considered in determining the number of options to be awarded to an individual include his or her level of responsibility and position within the Company, demonstrated performance over time, value to the Company’s past and future success, historic grants, retention concerns and, in the aggregate, share availability under the plan, overall Company expense and shareholder dilution from awards. Management provides the Stock Option Committee information on grants made in the past three years and the accumulated value of all stock option awards outstanding to each NEO.

The table below shows the amounts of the fiscal 2020 stock option grants to each of the NEOs.

Name	Number of Options Granted	Compensation Cost Recognized for 2020 Grants (1) (2)
John E. Adent	90,000	$1,399,917
Steven J. Quinlan	40,000	622,185
Terri A. Morrical	33,000	513,303
Jason W. Lilly, Ph.D.	33,000	513,303
Jerome L. Hagedorn.	15,000	233,319

(1)

Represents the aggregate grant date fair value of each stock option granted in fiscal 2020, calculated in accordance with the provisions of the Compensation—Stock Compensation Topic of the FASB Codification. This amount will be recognized over the vesting period of the grants.

(2)	The stock option Codification Topic 718 values throughout this Proxy Statement have been calculated using the Black-Scholes option pricing model using the assumptions in the table below.

Black-Scholes Model Assumptions (1)	2020	2019	2018	2017	2016
Risk-free interest rate	1.90%	2.60%	1.60%	1.20%	1.20%
Expected dividend yield	0%	0%	0%	0%	0%
Expected stock price volatility	29.4%	27.0%	27.7%	35.2%	33.3%
Expected option life	3.5 years	3.5 years	4 years	4 years	4 years

(1)

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Expected stock price volatility is based on historical volatility of the Company’s stock. The expected option life, representing the period of time that options are expected to be outstanding, is based on historical option exercise and employee termination data.

Retirement Plans: A defined contribution plan, the Neogen Corporation 401(k) Retirement Savings Plan (“401(k) Plan”) is available to all eligible U.S. employees including all NEOs. Under the 401(k) Plan, the Company matches dollar per dollar of the first 3%, and fifty cents per dollar of the next 2%, of pay contributed by the employee up to the Internal Revenue Code limits. Matching contributions to the 401(k) Plan vest immediately.

Health and Welfare Benefits Plans: Benefits such as medical, dental, vision, life insurance and disability coverage are provided to each NEO under benefits plans that are provided to all eligible U.S.-based employees. The benefits plans are part of the overall total compensation offering and are intended to be competitive and provide health care coverage for employees and their families. The NEOs have no additional Company-paid health benefits. Similar to all other employees, NEOs have the ability to purchase supplemental life, dependent life, long-term care insurance, and accidental death and dismemberment coverage through the Company. The value of these benefits is not included in the Summary Compensation Table since they are purchased by each NEO and are made available to all U.S. employees. No form of post-retirement health care benefits is provided to any employee.

Perquisites: The values of perquisites and other personal benefits are included in the “All Other Compensation” column of the Summary Compensation Table, and consist primarily of Company matching contributions to the 401(k) Plan and the value of Company paid group term life insurance.

Employee Stock Purchase Plan: Employees in the U.S. are permitted to voluntarily purchase Company stock at a 5% discount through after-tax payroll deductions under the Employee Stock Purchase Plan (“ESPP”) as a way to facilitate employees becoming shareholders of the Company. The ESPP purchases stock bi-annually for participants through a third party plan administrator. Each of the NEOs is currently eligible to purchase shares through the plan.

Executive and Non-Employee Director Stock Ownership Policy

The Company has a stock ownership policy in place for all corporate officers, including the NEOs, and Directors. This reflects the Company’s belief that all senior executives and Directors should have meaningful share ownership positions in the Company to reinforce the alignment of management and shareholder interests. The ownership policy was adopted by the Board in July 2007. The Compensation Committee periodically reviews the policy requirements to ensure they continue to be reasonable and competitive.

The ownership requirements are:

Position	Market Value of Stock Owned	Expected Time Period to Comply

Non-Employee Directors	2 times annual cash fees paid	5 years

Chief Executive Officer	2 times annual salary, including bonus	3 years

Corporate Officers	2 times annual salary, including bonus	5 years

Stock owned includes shares owned outright, including 401(k) Plan shares, but does not include stock options. As of May 31, 2020, all corporate officers, including the NEOs, were at or above the applicable stock ownership requirement or within the expected time period to comply. All non-employee directors were at or above the applicable stock ownership requirement, or within the expected time period to comply.

Chief Executive Officer Compensation

John Adent has been the Chief Executive Officer of the Company since July 2017; he was named President in September 2017. His base salary in fiscal 2020 was $450,000, and his target bonus opportunity was $450,000, based on the achievement of certain revenue and earnings targets and the attainment of other strategic and operational goals. In addition to base salary and bonus opportunity, Mr. Adent was awarded 90,000 options in fiscal 2020, at an exercise price of $63.90, the closing price of the stock on the date of the award. As the COVID-19 pandemic spread across the world during the second half of the Company’s fiscal year, and with much uncertainty regarding the condition of the Company’s markets and customers, in the fourth quarter of fiscal 2020 Mr. Adent proposed to the Board that his salary, and that of the senior management team, be reduced through the end of the 2020 fiscal year. He proposed that his salary be reduced to $1 annually during that period and recommended that salaries of his senior management team be reduced by 50%. The Board accepted Mr. Adent’s proposal; therefore, from April 13 to May 31, 2020, his compensation was reduced by $60,577, and for the full fiscal year 2020, he was paid $389,423. In determining the amount of Mr. Adent’s annual bonus, the Committee took into consideration the Company’s 1% revenue increase over fiscal 2019 and net income which was 2% less than fiscal 2019, which were each significantly less than targeted amounts for the year, and the Board’s assessment of the level of attainment of his remaining fiscal 2020 strategic goals. The Committee acknowledged that fiscal 2020 was a particularly challenging year due to the COVID-19 pandemic. The Committee also determined that Mr. Adent had provided strong, effective and proactive leadership during the year, in particular during the COVID-19 outbreak, and thus awarded Mr. Adent 70% of his targeted bonus opportunity.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis and, on the basis of such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Ronald D. Green, Ph.D. (Chairman)

James P. Tobin

Darci L. Vetter

Members of the Compensation Committee

EXECUTIVE COMPENSATION

The table sets forth information regarding all elements of compensation paid to the Company’s named executive officers (principal executive officer, principal financial officer and three other most highly compensated executive officers) (the “NEOs”) for fiscal years 2020, 2019 and 2018.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Options Awards (1)	All Other Compensation (2)	Total
John E. Adent (3)(6)	2020	$389,423	$315,000	$1,399,917	$19,108	$2,123,448
Chief Executive Officer & President	2019	450,000	157,500	1,336,958	18,356	1,962,814
	2018	393,750	180,000	1,250,239	33,004	1,856,993

Steven J. Quinlan (6)	2020	231,325	40,000	622,185	9,328	902,838
Vice President & Chief Financial Officer	2019	237,000	45,000	534,783	11,597	828,380
	2018	237,000	58,000	687,352	10,691	993,043

Terri A. Morrical (4)(6)	2020	164,338	42,000	513,303	7,278	726,919
Vice President, Animal Safety	2019	196,000	34,000	480,178	6,258	716,436
	2018	196,000	72,000	589,189	9,115	866,304

Jason W. Lilly Ph.D. (6)	2020	190,843	42,000	513,303	7,923	754,069
Vice President, International Business	2019	195,500	58,500	445,653	8,631	708,284
	2018	180,000	55,000	588,900	9,768	833,668

Jerome L. Hagedorn (5)(6)	2020	243,500	50,000	233,319	11,925	538,744
Vice President, Food Safety Operations	2019	250,000	50,000	74,275	769	375,044
	2018	35,418	—	—	—	35,418

(1)

Calculations use grant-date fair value based on Codification Topic 718 for stock option grants for the 2018, 2019 and 2020 fiscal years. For purpose of this disclosure, the calculations do not attribute the compensation cost to the requisite vesting period. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term Incentive Compensation.”

(2)	Includes 401(k) Plan matching contributions and value of group term life insurance. A total of $32,313 is included in All Other Compensation for relocation expenses for Mr. Adent in fiscal 2018.
(3)	Mr. Adent was hired as Chief Executive Officer on July 17, 2017 at an annual salary of $450,000. He added the title of President in September 2017.
(4)	Ms. Morrical requested a reduction in her schedule for personal reasons in fiscal 2020; her hours were reduced on December 1, 2019 and her salary was reduced at that time to $142,800.
(5)	Mr. Hagedorn was hired on April 13, 2018 as Vice President, Food Safety Operations at an annual salary of $250,000.
(6)

In reaction to the COVID-19 pandemic, each of the above NEOs, along with other members of senior management, voluntarily reduced his or her base salary for the period April 13 to May 31, 2020. Mr. Adent reduced his salary to $1 annually during that time period, while the other NEOs salaries were reduced by 50%. The impact of the salary reduction was as follows for each NEO: Mr. Adent, $60,577; Mr. Quinlan, $15,675: Ms. Morrical, $9,062; Dr. Lilly, $12,932; and Mr. Hagedorn, $16,500.

The following table sets forth the fiscal 2020 compensation cost recognized for fiscal 2020 awards or the portion of awards vested in fiscal 2020 from prior grants as shown in the “Option Awards” column:

Option Awards

Name	2020 Awards	2019 Awards	2018 Awards	2017 Awards	2016 Awards	Total
John E. Adent	$153,687	$250,574	$255,168	$—	$—	$659,429
Steven J. Quinlan	68,305	100,230	138,905	114,553	24,114	446,107
Terri A. Morrical	56,352	91,877	119,064	98,188	24,977	390,458
Jason W. Lilly, Ph.D.	56,352	83,525	119,064	98,188	21,530	378,659
Jerome L. Hagedorn	25,620	13,920	16,383	—	—	55,923

The following table indicates the “mix” of total direct compensation for the NEOs in fiscal 2020 based on salary, total bonus payment and the Codification Topic 718 compensation expense of fiscal 2020 option awards:

Name	Salary (1)	Annual Bonus	Grant-Date Value Black-Scholes (2)
John E. Adent	$450,000	$315,000	$1,399,917
Steven J. Quinlan	247,000	40,000	622,185
Terri A. Morrical	142,800	42,000	513,303
Jason W. Lilly, Ph.D.	203,775	42,000	513,303
Jerome L. Hagedorn.	260,000	50,000	233,319

(1)	Salary amount utilized is base salary before the voluntary salary reduction for each NEO from April 13 to May 31, 2020.
(2)

Calculations use grant-date fair value based on Codification Topic 718 for fiscal 2020 stock option grants. For purposes of this table, the calculations do not attribute the compensation cost to the requisite vesting period.

Grants of Plan-Based Awards in the 2020 Fiscal Year

The following table sets forth additional information regarding the range of option awards granted to the NEOs in the year ended May 31, 2020 that are disclosed in the Summary Compensation Table.

Name	Grant Date (1)	Number of Securities Underlying Options	Exercise of Base Price of Options Awards (2)	Closing Market Price on Date of Grant	Grant-date Fair Value of Options Awards (3)
John E. Adent	10/11/2019	$90,000	$63.90	$63.90	$1,399,917
Steven J. Quinlan	10/11/2019	40,000	63.90	63.90	622,185
Terri A. Morrical	10/11/2019	33,000	63.90	63.90	513,303
Jason W. Lilly, Ph.D.	10/11/2019	33,000	63.90	63.90	513,303
Jerome L. Hagedorn.	10/11/2019	15,000	63.90	63.90	233,319

(1)	Represents the date the grants were made.
(2)

In accordance with terms of the 2018 Plan, these options were granted at 100% of the closing market price on the day of the grant. Options have a five-year term and generally become exercisable as to 20% of the shares on each of the five anniversary dates of the grant.

(3)

Represents grant-date value based on Codification Topic 718 for the option grants. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term, Incentive Compensation.”

Outstanding Equity Awards at May 31, 2020

This table sets forth information regarding unexercised options that were held by the NEOs at May 31, 2020.

	Grant Date	Option Awards
Name		Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
John E. Adent	7/17/2017	—	59,999	$51.29	8/17/2022
President & Chief Executive Officer	11/1/2018	18,000	72,000	62.70	12/1/2023
	10/11/2019	—	90,000	63.90	11/11/2024

		18,000	221,999

Steven J. Quinlan	10/8/2015	—	7,466	35.34	11/8/2020
Vice President & Chief Financial Officer	9/29/2016	—	18,665	40.46	10/29/2021
	10/27/2017	18,668	27,999	60.43	11/27/2022
	11/1/2018	7,200	28,800	62.70	12/1/2023
	10/11/2019	—	40,000	63.90	11/11/2024

		25,868	122,930

Terri A. Morrical	10/8/2015	—	7,733	35.34	11/8/2020
Vice President, Animal Safety	9/29/2016	—	16,000	40.46	10/29/2021
	10/27/2017	16,000	24,001	60.43	11/27/2022
	11/1/2018	6,600	26,400	62.70	12/1/2023
	10/11/2019	—	33,000	63.90	11/11/2024

		22,600	107,134

Jason W. Lilly Ph. D.	10/8/2015	—	6,666	35.34	11/8/2020
Vice President, International Business	9/29/2016	—	16,000	40.46	10/29/2021
	10/27/2017	—	24,001	60.43	11/27/2022
	11/1/2018	5,681	24,000	62.70	12/1/2023
	10/11/2019	—	33,000	63.90	11/11/2024

		5,681	103,667

Jerome L. Hagedorn	4/10/2018	2,000	3,000	67.76	5/9/2023
Vice President, Food Safety Operations	11/1/2018	1,000	4,000	62.70	12/1/2023
	10/11/2019	—	15,000	63.90	11/11/2024

		3,000	22,000

(1)	Vesting schedules for Incentive Stock and Non-Qualified Options are 20% of the shares on each of the first five anniversary dates of the grant.

Option Exercises and Stock Vested in 2020 Fiscal Year

This table sets forth information with respect to option exercises by the NEOs during fiscal 2020.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
John E. Adent	8,513	$709,431
Steven J. Quinlan	40,834	1,283,865
Terri A. Morrical	47,068	1,507,666
Jason W. Lilly, Ph. D.	34,984	776,434
Jerome L. Hagedorn	—	—

(1)	Represents the difference between the exercise price and the closing price of the Common Stock as reported on NASDAQ on the exercise date.

Pension Benefits

The Company sponsors no defined benefit plans, therefore, none of the NEOs participates in a defined benefit plan sponsored by the Company.

Potential Payments upon Termination or Change-in-Control

The Company does not provide employment, severance or change-in-control agreements. The Company maintains a discretionary severance practice for all eligible employees, which could potentially include the NEOs. The discretionary practice provides for payments as determined by the Company as circumstances warrant.

CEO PAY RATIO

In accordance with the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our CEO. Mr. Adent has been the CEO of the Company since July 17, 2017, and served as CEO on May 31, 2020, the determination date of the median employee compensation.

The annual compensation used for this analysis included each element of compensation listed in the Summary Compensation Table in this Proxy. We annualized the total compensation for any employee on the payroll at May 31, 2020 who was not employed for all of fiscal 2020. We then ranked all of our employees (except for Mr. Adent) in terms of total compensation from highest to lowest, and identified the employee that ranked as the median. Following this methodology, the components of our pay ratio disclosure for fiscal 2020 were reasonably estimated as follows:

•	The median of the total annual compensation for all of our employees excluding Mr. Adent was $36,414.

•	Mr Adent’s total compensation was $2,123,448.

•	The ratio of Mr. Adent’s compensation to the compensation of the median employee was 58:1.

The Pay Ratio disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the Pay Ratio Disclosure may not be comparable to the ratio reported by other companies.

COMPENSATION OF DIRECTORS

This table sets forth information regarding compensation paid during fiscal 2020 to directors who were not employees.

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
William T. Boehm, Ph.D.	$41,500	$46,876	$88,376
James C. Borel	44,000	46,876	90,876
Ronald D. Green, Ph.D.	41,500	46,876	88,376
James L. Herbert (3)	19,000	—	19,000
G. Bruce Papesh	40,500	46,876	87,376
Jack C. Parnell (4)	19,500	—	19,500
Thomas H. Reed (5)	31,500	—	31,500
James P. Tobin	41,500	46,876	88,376
Darci L. Vetter	41,000	46,876	87,876

(1)

In reaction to the COVID-19 pandemic, the Board voted in April 2020 to forgo their retainer effective April 23 to May 31, 2020. This reduction, which totaled $4,260 per director, will be reflected in their fiscal 2021 compensation, as the 4th quarter retainer had already been paid prior to April 2020.

(2)

Calculations use grant-date fair value based on Codification Topic 718 for the fiscal 2020 stock option grants. For purpose of this disclosure, the calculations do not attribute the compensation cost to the requisite vesting period. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term Incentive Compensation.”

(3)

Per an agreed upon transition plan between Mr. Herbert and the Company, Mr. Herbert’s employment ended on October 31, 2019; at that time, his role changed to that of non-employee director. He was awarded no options during fiscal 2020; however, options previously granted to him as an employee continue to vest as he continues to provide service to the Company.

(4)	Mr. Parnell did not stand for re-election to the Board in October 2019; fees earned were for service up to that date.
(5)	Mr. Reed resigned from the Board effective February 6, 2020. Fees earned were for service through that date, and his option award from October 2019 was forfeited, as it had not yet vested.

The following table sets forth the fiscal 2020 compensation cost recognized for fiscal 2020 awards to directors and the portion of awards vested in fiscal 2020 from prior grants as shown in the “Option Awards” column.

Option Awards

Name	2020 Awards	2019 Awards	2018 Awards	Total
William T. Boehm, Ph.D.	$9,474	$16,003	$19,662	$45,139
James C. Borel	9,474	16,003	19,662	45,139
Ronald D. Green, Ph.D.	9,474	16,003	19,662	45,139
James L. Herbert (1)	—	—	—	—
G. Bruce Papesh	9,474	16,003	19,662	45,139
Jack C. Parnell (2)	—	6,400	7,357	13,757
Thomas H. Reed (3)	—	6,400	7,357	13,757
James P. Tobin	9,474	16,003	19,662	45,139
Darci L. Vetter	9,474	16,003	32,771	58,248

(1)

Per an agreed upon transition plan between Mr. Herbert and the Company, Mr. Herbert’s employment ended on October 31, 2019; at that time, his role changed to that of non-employee director. He was awarded no options during fiscal 2020; however, options previously granted to him as an employee continue to vest as he continues to provide service to the Company.
(2)	Mr. Parnell did not stand for re-election to the Board in October 2019; he was not awarded options during fiscal 2020.
(3)	Mr. Reed resigned from the Board effective February 2020. His option award from October 2019 was forfeited, as it had not yet vested.

The grant-date fair value of the stock option awards granted in fiscal 2020, the compensation cost recognized for fiscal 2020 grants, and outstanding option awards at May 31, 2020 were:

Name	Grant Date Fair Value based Codification Topic 718 for 2020 Grants	Compensation Cost Recognized for 2020 Grants	Option Awards Outstanding at May 31, 2020
William T. Boehm, Ph.D.	$46,876	$9,474	28,000
James C. Borel	46,876	9,474	16,667
Ronald D. Green, Ph.D.	46,876	9,474	18,890
James L. Herbert (1).	—	—	135,999
G. Bruce Papesh	46,876	9,474	44,000
Jack C. Parnell (2)	—	—	—
Thomas H. Reed (3)	—	—	—
James P. Tobin	46,876	9,474	16,667
Darci L. Vetter	46,876	9,474	12,667

(1)

Per an agreed upon transition plan between Mr. Herbert and the Company, Mr. Herbert’s employment ended on October 31, 2019; at that time, his role changed to that of non-employee director. He was awarded no options during fiscal 2020; however, options previously granted to him as an employee continue to vest as he continues to provide services to the Company. The amount shown above represents awards outstanding from his service as an employee.

(2)	Mr. Parnell did not stand for re-election to the Board in October 2019. All vested options were exercised within 90 days of October 3, 2019.
(3)	Mr. Reed resigned from the Board on February 6, 2020. All vested options were exercised within 90 days of that date.

All non-employee Directors are granted non-qualified options to purchase 5,000 shares of Common Stock when first elected to the Board and are granted non-qualified options to purchase 3,000 shares of Common Stock upon subsequent election to, or commencement of annual service on, the Board. For option grants issued prior to 2017, the options expire ten years after the date of grant and vest over three years in equal annual installments commencing with the first anniversary of the date of grant. Effective with the 2017 grants, the options expire five years after the date of the grant and vest equally over three years in equal annual installments. Non-employee Directors receive an annual retainer of $32,000 (paid quarterly). Each Director also receives $1,000 for each Board meeting and $500 for each committee meeting attended. All Directors receive reimbursement for all ordinary travel expenses related to attendance at Board or committee meetings.

AUDIT COMMITTEE REPORT

The undersigned constitute the Audit Committee of the Board of the Company. The Audit Committee serves in an oversight capacity and is not intended to be part of the Company’s operational or managerial decision-making process. Management is responsible for the preparation, integrity and fair presentation of information in the consolidated financial statements, the financial reporting process and internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing independent audits of the consolidated financial statements and an audit of management’s assessment of internal control over financial reporting. The Audit Committee monitors and oversees these processes. The Audit Committee also approves the selection and appointment of the Company’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the shareholders.

In this context, the Audit Committee met and held discussions with management and BDO throughout the year and reported the results of our activities to the Board. Specifically the following were completed:

•	Reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2020 with the Company’s management;

•	Discussed with BDO the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Commission; and

•

Received written disclosure regarding independence from BDO as required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning their independence and discussed with BDO its independence.

Based on the above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s fiscal year 2020 Annual Report on Form 10-K and the Company’s 2020 Annual Report to shareholders.

Submitted by:

William T. Boehm, Ph.D. (Chairman)

James C. Borel

James P. Tobin

Members of the Audit Committee

ADDITIONAL INFORMATION

Shareholder Proposals for the 2021 Annual Meeting

Shareholder proposals intended to be presented at the 2021 Annual Meeting of Shareholders and that a shareholder would like to have included in the Proxy Statement and form of proxy relating to that meeting must be received by the Company at its principal executive offices at 620 Lesher Place, Lansing, Michigan, 48912 for consideration no later than May 3, 2021 to be considered for inclusion in the proxy statement and form of proxy related to that meeting. Such proposals of shareholders should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934.

Under the Company’s Bylaws, proposals of shareholders intended to be submitted to a formal vote (other than proposals to be included in our proxy statement) at the 2021 Annual Meeting may be made only by a shareholder of record who has given notice of the proposal to the Secretary of the Company at our principal executive offices no earlier than 90 days and no later than 60 days prior to the anniversary of the preceding year’s annual meeting; provided, however that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date or if the Company has not previously held an annual meeting, notice by the shareholder to be timely must be given no earlier than 90 days prior to such annual meeting and no later than 60 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The notice must contain certain information as specified in our Bylaws. Assuming that our 2021 annual meeting is not advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2020 annual meeting, we must receive notice of an intention to introduce a nomination or other item of business at the 2021 Annual Meeting after July 10, 2021, and no later than August 9, 2021.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires beneficial owners of more than 10% of the Company’s common stock, among others, to file reports with respect to changes in their ownership of common stock. During fiscal 2020, to the Company’s knowledge, none of the directors, executive officers and 10% shareholders of the Company failed to comply with the requirements of Section 16(a), except for the exceptions listed. Three Form 4’s were filed late on behalf of three transactions for Mr. Herbert; one Form 4 was filed late on behalf of two transactions for Mr. Reed; one Form 4 was filed late on behalf of one transaction for Dr. Boehm; and one Form 4 was filed late on behalf of one transaction for Mr. Adent.

Other Actions

At this time, no other matter other than those referred to above is known to be brought before the Annual Meeting. If any additional matter(s) should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment on such matter(s).

Notice of Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on October 8, 2020. See http://www.neogen.com/en/investor-information for a copy of the 2020 Proxy Statement and Annual Report.

Expenses of Solicitation

The cost of solicitation of proxies for the Annual Meeting is being paid by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone or other means of communication. The Company will, upon request, reimburse brokers and other nominees for their reasonable expenses in forwarding the proxy material to the beneficial owners of the stock held in street name by such persons.

By Order of the Board,

Steven J. Quinlan

Secretary

August 31, 2020

NEOGEN CORPORATION ATTN: STEVEN J. QUINLAN 620 LESHER PLACE LANSING, MI 48912

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on October 7, 2020 for shares held directly and by 11:59 p.m. Eastern Time on October 5, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to  www.virtualshareholdermeeting.com/NEOG2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on October 7, 2020 for shares held directly and by 11:59 p.m. Eastern Time on October 5, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D22673-P44060 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NEOGEN CORPORATION THE BOARD OF DIRECTORS RECOMMENDS “FOR” THE LISTED NOMINEES AND PROPOSALS 2 AND 3.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐
1. ELECTION OF DIRECTORS

NOMINEES:

01) G. Bruce Papesh
02) Ralph A. Rodriguez
03) Catherine E. Woteki, Ph.D.					For	Against	Abstain

2. TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE COMPENSATION OF EXECUTIVES.					☐	☐	☐

3. RATIFICATION OF APPOINTMENT OF BDO USA LLP AS THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM.					☐	☐	☐

SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Note:

Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor. administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS OF

NEOGEN CORPORATION

October 8, 2020

GO GREEN

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Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D22674-P44060

PROXY

NEOGEN CORPORATION

ANNUAL MEETING OF SHAREHOLDERS - OCTOBER 8, 2020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John E. Adent and Steven J. Quinlan, and each of them, with full power to appoint their substitutes, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote on all matters which come before the Annual Meeting of Shareholders of Neogen Corporation referred to above and at any adjournment of that meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE, THE SHARES WILL BE VOTED FOR PROPOSALS 1 THROUGH 3 ON THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS ON ANY MATTER NOT OTHERWISE COVERED HEREBY, INCLUDING SUBSTITUTION OF DIRECTOR NOMINEES, WHICH MAY COME BEFORE THE MEETING.

(Continued and to be signed on the reverse side)